Exhibit 99.1

WILLIAMS CHAIRMAN FRANK T. MACINNIS STEPS DOWN FOR PERSONAL REASONS;

ANNOUNCES ADDITIONAL BOARD RESIGNATIONS

Board Determines that Alan Armstrong is the Right Leader for Williams Going Forward

TULSA, Okla. – July 1, 2016 – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) today announced that Frank T. MacInnis is stepping down as Chairman of the Board of Directors due to personal reasons, effective immediately. Dr. Kathleen Cooper, a current director and Audit Committee member has been appointed Chairman of the Board of Directors.

“Frank’s contributions to Williams over the years have been instrumental to our growth and he has personally been a trusted counselor to me,” said Alan Armstrong, President and Chief Executive Officer. “Frank has indicated that, due to personal reasons, he does not believe that he can dedicate the time and attention he believes necessary to fulfill the role of Chairman as Williams pursues a standalone strategy. On behalf of the entire Williams team, we send him our deepest gratitude for his many years of service.”

Williams Leadership and Strategic Direction

Recognizing that it is in the best interests of the stockholders and the Company to concentrate on the future, the Board of Directors has thoroughly evaluated the Company’s leadership structure and determined that Alan Armstrong is the right Chief Executive Officer for Williams as the Company works to continue enhancing stockholder value.

The Company also today announced that Ralph Izzo, Frank T. MacInnis, Eric W. Mandelblatt, Keith A. Meister, Steven W. Nance and Laura A. Sugg disagreed with this strategic direction of the Williams Board of Directors. Ralph Izzo, Eric W. Mandelblatt, Keith A. Meister, Steven W. Nance and Laura A. Sugg decided, in the best interests of stockholders, to resign from the Williams Board of Directors, effective immediately. Williams will evaluate the appropriate size and composition of the Board going forward in accordance with its standard Nominating and Governance procedures.

The Board of Directors of Williams issued the following statement:

Since Alan was appointed CEO in 2011, Williams has become a best-in-class operator that is extremely well-positioned to meet the rapidly growing demand for natural gas and experience significant fee-based growth. Williams’ focus on fee-based revenue has produced strong cash flow, and looking forward, Williams expects continued growth from its portfolio of large scale demand driven projects and a fully contracted natural gas transmission business coming on in the balance of 2016, 2017 and 2018.

Williams has seen the success of its strategy reflected quarter after quarter. With significant growth projects underway, the Company expects to continue its positive trajectory as natural gas continues to grow market share both at home and abroad.

The Board will continue to take appropriate actions to position the Company for the future and enhance value for Williams stockholders.

Additional details on the Company’s strategic plan will be disclosed in the coming weeks.

Williams (WMB) is a premier provider of large-scale infrastructure connecting North American natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (WPZ) (“WPZ”), including all of the 2 percent general-partner interest. WPZ is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, WPZ owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. WPZ’s operations touch approximately 30 percent of U.S. natural gas.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

Contact:

The Williams Companies, Inc.

Investor Relations:

John Porter, 918-573-0797

or

Brett Krieg, 918-573-4614

or

Media Relations:

Lance Latham, 918-573-9675

or

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher, Andrew Siegel or Dan Moore, 212-355-4449